Exhibit 10.2
RESOLUTE ENERGY CORPORATION
STOCK APPRECIATION RIGHT GRANT AGREEMENT
(Non-Employee Directors)
     This Stock Appreciation Right Grant Agreement (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and [                    ] (“Participant”) is dated effective [                    ] (the “Date of Grant”).
RECITALS
     A. The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan (the “Plan”);
     B. The Plan provides for the granting of stock appreciation rights to eligible persons as determined by the Administrator;
     C. On                     , the Board determined that directors of the Corporation should receive compensation for their services from                      through                     , subject to a determination from legal, tax and compensation advisors regarding the form of such compensation;
     D. Participant has been a director of the Corporation from                      through                     , is currently a director of the Corporation and is a person eligible to receive an award under the Plan; and
     E. The Administrator has determined that Participant should receive compensation under the Plan in respect of Participant’s service from                      through                      in the form of stock appreciation rights and has determined that it is in the best interests of the Corporation to grant the stock appreciation right award provided for herein.
AGREEMENT
1. Grant of Stock Appreciation Rights.
     (a) Stock Appreciation Rights. Pursuant to the Plan, and in consideration of non-employee director services rendered by Participant to the Corporation, Participant is hereby awarded stock appreciation rights covering                  shares of the Corporation’s common stock (the “Common Stock”), subject to the conditions of the Plan and this Agreement (the “Stock Appreciation Rights”). A Stock Appreciation Right is a right to receive an amount in cash equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date on which a Stock Appreciation Right is exercised over its Base Price (such amount, the “Spread”). The base price for the Stock Appreciation Rights granted hereby is $[   ] per share of Common Stock, which is the Fair Market Value of a share of Common Stock on the Date of Grant (the “Base Price”).
     (b) Definition of Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall mean the last sale price for a share of Common Stock as quoted on the New York

Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.
     (c) Plan Incorporated. Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 13 below, this award of Stock Appreciation Rights shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.
2. Vesting and Forfeiture.
     (a) Vesting Schedule. The Stock Appreciation Rights shall vest pursuant to the schedule below (each date below upon which vesting occurs pursuant to this Section 2 being referred to herein as a “Vesting Date”). The Stock Appreciation Rights that have vested in accordance with this Section 2 are referred to herein in as “Vested SARs.”

Vesting Date	Number of Stock Appreciation Rights Vested

     (b) Continuing Provision of Services. Vesting pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant continues to provide services to the Corporation from the Date of Grant to such Vesting Date. If Participant ceases to provide services to the Corporation at any time prior to the final Vesting Date, except as provided below, all unvested Stock Appreciation Rights shall be forfeited immediately on the date that Participant’s service is terminated, and Participant shall have no further rights with respect to such unvested Stock Appreciation Rights.
     (c) Acceleration of Vesting on Death or Disability. Notwithstanding the foregoing, all unvested Stock Appreciation Rights shall vest effective immediately upon the death of Participant or upon the Administrator’s determination that Participant has suffered from a Disability (as defined) and has been removed from or terminated service to the Corporation. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs Participant’s ability to substantially perform his or her duties as a non-employee director.
     (d) Accelerated Vesting of Stock Appreciation Right. If, when and to the extent determined by the Administrator pursuant to Section 7.3 of the Plan, in the event that the

     Corporation undergoes a Change in Control Event, any unvested Stock Appreciation Rights held by Participant will become fully vested.
3. Exercise.
     (a) Deemed Exercise. Upon vesting of each unvested Stock Appreciation Right pursuant to Section 2 hereof, each Vested SAR shall be deemed exercised as of the Vesting Date.
     (b) Payment. On the deemed exercise of each Vested SAR, the Corporation shall deliver to Participant an amount equivalent to the Spread for each Vested SAR in cash, less any amounts withheld pursuant to Section 5 hereof.
4. Issuance and Limits on Transferability. The Stock Appreciation Rights shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of any Stock Appreciation Rights that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Corporation. The Corporation shall not be required to treat as owner of such Stock Appreciation Right any transferee to whom such Stock Appreciation Right has been transferred in violation of any of the provisions of this Agreement.
5. Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Administrator under the Plan, the Corporation shall have the right to withhold an amount sufficient to satisfy Participant’s federal and state tax withholding obligations arising from the exercise of the Stock Appreciation Rights.
6. Tax Matters. The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of the Stock Appreciation Rights pursuant to this Agreement. With respect to applicable tax withholding amounts, if any, the Corporation has all of the rights specified in Section 5 of this Agreement and has no obligations to Participant except as expressly stated in Section 5 of this Agreement.
7. Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant shall be, or have any of the rights or privileges of, a stockholder of the Corporation with respect to the Stock Appreciation Rights.
8. Termination of Stock Appreciation Rights. Each Stock Appreciation Right and all rights and privileges thereunder shall terminate and may no longer be exercised upon the earlier to occur of (i) the forfeiture of the Stock Appreciation Right pursuant to Section 2(b) hereof or (ii) the deemed exercise of such Stock Appreciation Right pursuant to Section 3 hereof.

9. Authority of Administrator. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Administrator shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Administrator with respect to this Agreement, including the determination of Fair Market Value, shall be made in the Administrator’s discretion and shall be final and binding on the Participant.
10. Notice. Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, in care of the Secretary, at 1675 Broadway, Suite 1950, Denver, Colorado 80202, or at such other address as the Corporation may designate in writing to Participant. Any notice to be given to Participant shall be addressed to Participant at the address set forth beneath his signature below, or at any other address as Participant may designate in writing to the Corporation.
11. Binding Effect. This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.
12. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
13. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
14. Amendment. The Corporation may modify, amend or waive the terms of the Stock Appreciation Right award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules. Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
15. Adjustments. If the outstanding Common Stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split and if the Stock Appreciation Rights granted hereunder do not otherwise vest as a result thereof, an appropriate and proportionate adjustment shall be made in the number and kind of Stock Appreciation Rights to which Participant shall be entitled under this Agreement, all in accordance with Section 7 of the Plan.

16. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth therefor in the Plan.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have executed this Stock Appreciation Right Grant Agreement as of the date first written above.

RESOLUTE ENERGY CORPORATION
By:
Name:
Title:

PARTICIPANT:

[NAME]
[ADDRESS]